Delta Apparel Acquires Salt Life Brand

GREENVILLE, SC-August 28, 2013-Delta Apparel, Inc. (NYSE MKT: DLA) announced today that its wholly-owned subsidiary, To The Game, LLC, has acquired substantially all of the assets of Salt Life Holdings, LLC, including all of its domestic and international trademark rights in the Salt Life brand.

The purchase price for the transaction consists of $15 million in cash, two promissory notes in the aggregate principal amount of $22 million, and an additional payment contingent on certain performance targets being met with respect to sales of Salt Life products in calendar 2019. The Company financed the cash portion of the purchase price through an amendment to its asset-based secured revolving credit facility.

Salt Life is an authentic, aspirational and lifestyle brand that embraces those who love the ocean and everything associated with living the “Salt Life”. Founded in 2003 by four avid watermen from Jacksonville Beach, Florida, the Salt Life brand has widespread appeal with ocean enthusiasts worldwide. From fishing, diving and surfing, to beach fun and sun-soaked relaxation, the Salt Life brand says “I live the Salt Life”. From its first merchandise offerings in 2006, Salt Life has grown to more than $20 million in annual sales, with distribution in surf shops, specialty stores, department stores and sporting goods retailers.

“The Salt Life acquisition opens up another exciting chapter in the history of Delta Apparel, Inc.,” commented Robert W. Humphreys, Chairman and Chief Executive Officer. “This continues our strategy of building lifestyle brands that can take advantage of our creative capabilities, vertical manufacturing platform and international sourcing competencies. Since becoming the exclusive licensee for Salt Life apparel and other categories in 2011, Delta Apparel has broadened its core consumer appeal by developing authentic and compelling products that cater to a host of ocean and beach enthusiasts. During this time Salt Life has also expanded geographically from a nearly exclusive Florida brand to now having products available to consumers in over 1,500 retail doors from Texas up the coast to the Northeast. Delta Apparel also developed and launched an online store at www.saltlife.com which has experienced exceptional growth. Most recently product is being seeded in retailers in California and Hawaii and is receiving a great response from consumers.”

Humphreys continued, “While this acquisition will have minimal impact on our revenue and earnings in the upcoming year, it will be a key growth initiative in the future. As owner of the brand we will greatly increase our investment in consumer advertising and point-of-sale branding. We look forward to the many opportunities we see for strong continued growth with the Salt Life lifestyle brand.”

Salt Life will be operated as a division of To The Game, LLC, where it has been managed under a license agreement since 2011, growing annual sales from $6 million to over $20 million. Jeff Stillwell, President of To The Game, commented, “The experience we have had with the growth of Salt Life over the past two years gives us great confidence in the future potential of the brand. Our Jacksonville-based team does an outstanding job servicing our customers and promoting the Salt Life brand. The flagship Salt Life retail store, which opened in Jacksonville Beach, Florida during 2012, serves as a vision for retail customers to see product placements they can utilize in their stores. It also serves as a direct-to-consumer laboratory as we test new product concepts for broader retail distribution.”

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel and headwear. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, college bookstores and the U.S. military. The Company's products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,000 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward Looking Statements
Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. These risks and uncertainties are described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Company Contact:
Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:
Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com